Exhibit 99.1

HI-SHEAR TECHNOLOGY CORPORATION SIGNS MERGER AGREEMENT

For Immediate Release

September 16, 2009

Hi-Shear Technology Corporation, Torrance, CA (NYSE Amex: HSR) today announced that it has entered into a definitive merger agreement with Chemring Group PLC (LSE: CHR), whereby Chemring will acquire Hi-Shear in an all cash transaction valued at approximately $132.0 million.

The board of directors of Hi-Shear approved the transaction with Chemring, based, in part, upon the recommendation of a special committee of the board that was established to consider strategic alternatives.  Under the terms of the merger agreement, upon consummation of the transaction, Hi-Shear stockholders will receive an amount in cash equal to $19.18 per share of Hi-Shear’s outstanding common stock, which represents a premium of 61.4% over Hi-Shear’s closing stock price on September 15, 2009.  The transaction is subject to customary closing conditions, including approval of the transaction by Hi-Shear’s stockholders and the expiration or termination of applicable waiting periods under the Hart-Scott Rodino Antitrust Improvement Act of 1976, and is expected to be completed in the fourth quarter of 2009.

“We are extremely pleased to join the Chemring Group.  This combination of two well-known and respected companies worldwide will provide enhanced and increased capabilities and resources to better serve our loyal customers.  The transaction has a strong strategic basis and supports Hi-Shear’s commitment to both our stockholders and our customers,” stated George Trahan, Hi-Shear’s Chairman and CEO.

In connection with the transaction, Lazard served as financial advisor to the Special Committee of the Board of Directors of Hi-Shear and Gibson, Dunn & Crutcher LLP served as its legal counsel.

About Hi-Shear

Hi-Shear Technology Corporation provides pyrotechnic, mechanical, and electronic products to prime aerospace customers for use in aerospace and defense markets where safety, performance and high reliability are essential.  It develops and produces advanced systems and products that are primarily used worldwide in space satellites, launch vehicles, national defense, and government programs.

About Chemring

Chemring, with 2008 revenues of £354.2 million, is a global company that specializes in the manufacture of energetic material products and decoy countermeasures.  Chemring provides solutions for highly demanding customer requirements in defense, security and safety markets.  Chemring is a world-leading defense company involved in critical defense development programs in the UK, US, Europe and Australia.  Chemring’s capabilities to provide solutions to customer requirements are based on its core competencies in: (i) energetic materials, (ii) high reliability and safety and (iii) volume manufacturing.  Chemring is built on a hundred-year history of innovation and development and currently employs over 3000 people in the UK, US, France, Germany, Italy, Norway, Spain and Australia.  Chemring sells to over 80 countries and its end-users include the military services, security forces and commercial marine operators.

This release contains forward-looking statements that involve risks and uncertainties.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) the satisfaction of closing conditions, including the receipt of

Hi-Shear’s stockholder approval and regulatory approvals, in connection with the proposed transaction;  (iii) fluctuations in Hi-Shear’s operating results and risks associated with trading of Hi-Shear’s stock; (iv) war or acts of terrorism; (v) the ability to attract and retain highly qualified employees; (vi) changes in government laws and regulations; and (vii) other one-time events and other important factors disclosed previously and from time to time in Hi-Shear’s filings with the U.S. Securities and Exchange Commission (the “SEC”).  Except as required by law, Hi-Shear disclaims any obligation to update any such forward-looking statements after the date of this release.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction with Chemring, Hi-Shear intends to file a proxy statement and other relevant documents concerning the transaction with the SEC.  STOCKHOLDERS OF HI-SHEAR ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Hi-Shear through the web site maintained by the SEC at www.sec.gov.  Free copies of the proxy statement, when available, and Hi-Shear’s other filings with the SEC also may be obtained on Hi-Shear’s website at www.hstc.com or by directing a request to Investor Relations at (310) 784-2100.

Hi-Shear, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Hi-Shear’s stockholders at Hi-Shear’s upcoming Special Meeting of Stockholders with respect to the transaction with Chemring.  Information regarding Hi-Shear’s directors and executive officers is contained in Hi-Shear’s definitive proxy statement filed with the SEC on September 9, 2009 for its 2009 Annual Meeting of Stockholders.  As of September 15, 2009, Hi-Shear’s directors and executive officers beneficially owned (as calculated in accordance with SEC Rule 13d-3) in the aggregate approximately 2,489,140 shares, or 36.4%, of Hi-Shear’s common stock.  Additional information regarding the interests of such participants will be included in the proxy statement relating to the upcoming Special Meeting of Stockholders that will be filed with the SEC and available free of charge as indicated above.  You can obtain free copies of these documents as set forth above.

For more information regarding this release or general information about the company contact Ms. Linda A. Nespole, (310) 784-7821.